Exhibit 10.1






                                     [DATE]



[EMPLOYEE NAME]



Dear [EMPLOYEE NAME]:

          Allegheny Power System Inc., a Maryland corporation (the "Corporation"), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Corporation and its shareholders. In this connection, the Corporation recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among management of the Corporation and its subsidiaries, Allegheny Power Service Corporation, Monongahela Power Company, The Potomac Edison Company and West Penn Power Company (collectively referred to hereinafter as the "Companies"), may result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders. Therefore, the Board of Directors of the Corporation (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the management of the Corporation and the Companies to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Corporation. In particular, the Board believes it important, should the Corporation or its shareholders receive a proposal for transfer of control of the Corporation, that you be able to assess and advise the Board whether such proposal would be in the best interests of the Corporation and its shareholders and to take such other action regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of your own situation.

          In order to induce you to remain in the employ of the Companies, this letter agreement, which has been approved by the Board, sets forth the severance benefits which the Corporation agrees will be provided to you in the event your employment with the Companies or the Corporation is terminated subsequent to a "change in control" of the Corporation under the circumstances described below.

          1.  Agreement to Provide Services; Right to Terminate.

          (i) Except as otherwise provided in paragraph (ii) below, the Corporation, the Companies or you may terminate your employment at any time, subject to the Corporation's providing the benefits hereinafter specified in accordance with the terms hereof.

         (ii) In the event a tender offer or exchange offer is made by a Person (as hereinafter defined) for more than 25% of the combined voting power of the Corporation's outstanding securities ordinarily having the right to vote at elections of directors ("Voting Securities"), including shares of the common stock of the Corporation (the "Company Shares") you agree that you will not leave the employ of the Corporation or the Companies (other than as a result of Disability or upon Retirement, as such terms are hereinafter defined) and will render the services contemplated in the recitals to this Agreement until such tender offer or exchange offer has been abandoned or terminated or a change in control of the Corporation, as defined in Section 3 hereof, has occurred. For purposes of this Agreement, the term "Person" shall mean and include any individual, corporation, partnership, group, association or other "person", as such term is defined in Section 3(a)(9) and as used in
Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Corporation, the Companies, any other subsidiary of the Corporation or any employee benefit plan(s) sponsored by the Corporation, the Companies or any other subsidiary of the Corporation.

          2. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until December 31, 1998; provided, however, that commencing on January 1, 1999 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such January 1st date, the Corporation or you shall have given notice that this Agreement shall not be extended; and provided, further, that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for a period of thirty-six (36) months after a change in control of the Corporation, as defined in Section 3 hereof, if such change in control shall have occurred during the term of this Agree-ment, as it may be extended by the first proviso set forth above. Notwith-standing anything in this Section 2 to the contrary, this Agreement shall terminate if you, the Corporation or the Companies terminate your employment prior to a change in control of the Corporation.

          3. Change in Control. For purposes of this Agreement, a "change in control" of the Corporation shall be deemed to have occurred at such time as (a) any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the combined voting power of the Corporation's Voting Securities; or (b) during any period of not more than two years, individuals who constitute the Board as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (a) or (c) of this sentence) whose election by the Board or nomination for election by the Corporation's share-holders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (c) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the combined voting power of the Voting Securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or any agreement for the sale or disposition by the Corporation or all or substantially all of the Corporation's assets.

          4. Termination Following Change in Control. If any of the events described in Section 3 hereof constituting a change in control of the Corporation shall have occurred, you shall be entitled to the benefits provided in Section 5 hereof upon the termination of your employment with the Corporation or the Companies within thirty-six (36) months after such event, unless such termination is (a) because of your death or Retirement, (b) by the Corporation or the Companies for Cause or Disability or (c) by you other than for Good Reason (as all such capitalized terms are hereinafter defined).

          (i) Disability. Termination by the Corporation or the Companies of your employment based on "Disability" shall mean termination because of your absence from your duties with the Corporation and the Companies on a full time basis for one hundred eighty (180) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given to you following such absence you shall have returned to the full time performance of your duties.

         (ii) Retirement. Termination by you or by the Corporation or the Companies of your employment based on "Retirement" shall mean termination on or after your attainment of age 62.

        (iii) Cause. Termination by the Corporation or the Companies of your employment for "Cause" shall mean termination upon (a) the willful and continued failure by you to perform substantially your duties with the Corporation or the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness) after a demand for substantial performance is delivered to you by the Chairman of the Board or President of the Corporation which specifically identifies the manner in which such executive believes that you have not substantially performed your duties, or (b) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to the Corporation or the Companies. For purposes of this paragraph (iii), no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Corporation or the Companies. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation or the Companies shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Corporation and the Companies. It is also expressly understood that your attention to matters not directly related to the business of the Corporation or the Companies shall not provide a basis for termination for Cause so long as the Board has approved your engagement in such activities. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in (a) or (b) of this paragraph (iii) and specifying the particulars thereof in detail.

         (iv) Good Reason. Termination by you of your employment for "Good Reason" shall mean termination based on:

          (A) a determination by you, in your reasonable judgment, that there has been an adverse change in your status or position(s) as an executive officer of the Corporation or the Companies as in effect immediately prior to the change in control, including, without limitation, any adverse change in your status or position as a result of a diminution in your duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Corporation is no longer publicly owned) or the assignment to you of any duties or responsibilities which are inconsistent with such status or position(s), or any removal of you from or any failure to reappoint or reelect you to such position(s) (except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason);

          (B) a reduction by the Corporation or the Companies in your base salary as in effect immediately prior to the change in control;

          (C) the failure by the Corporation or the Companies to continue in effect any Plan (as hereinafter defined) in which you are participating at the time of the change in control of the Corporation (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the change in control, or the taking of any action, or the failure to act, by the Corporation or the Companies which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the change in control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the change in control;

          (D) the failure by the Corporation or the Companies to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the applicable normal vacation policy of the Corporation or the Companies as in effect immediately prior to the change in control;

          (E) the requirement by the Corporation or the Companies that you be based anywhere other than where your office is located immediately prior to the change in control or in the service territory of the Corporation immediately prior to the change in control, except for required travel on the business of the Corporation or the Companies to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Corporation or the Companies prior to the change in control;

          (F) the failure by the Corporation to obtain from any Successor (as hereinafter defined) the assent to this Agreement contemplated by
     Section 6 hereof; or

          (G) any purported termination by the Corporation or the Companies of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (v) below (and, if applicable, paragraph (iii) above); and for purposes of this Agreement, no such purported termination shall be effective; or

          (H) any refusal by the Corporation or the Companies to continue to allow you to attend to matters or engage in activities not directly related to the business of the Corporation or the Companies which, prior to the change in control, you were permitted by the Board to attend to or engage in.

For purposes of this Agreement, "Plan" shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Corporation or the Companies intended to benefit employees.

          (v) Notice of Termination. Any purported termination by the Corporation or the Companies or by you following a change in control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

         (vi) Date of Termination. "Date of Termination" following a change in control shall mean (a) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (b) if your employment is to be terminated by the Corporation or the Companies for Cause or by you pursuant to Sections 4(iv)(F) and 6 hereof or for any other Good Reason, the date specified in the Notice of Termination, or (c) if your employment is to be terminated by the Corporation or the Companies for any reason other than Cause, the date specified in the Notice of Termination, which in no event shall be a date earlier than ninety (90) days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by you in writing either in advance of, or after, receiving such Notice of Termination. In the case of termination by the Corporation or the Companies of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within thirty (30) days after receipt by you of the Notice of Termination with respect thereto, you may notify the Corporation that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in
Section 13 hereof. During the pendency of any such dispute, the Corporation or the Companies will continue to pay you your full compensation in effect just prior to the time the Notice of Termination is given and until the dispute is resolved in accordance with Section 13.

          5.   Compensation Upon Termination or During Disability; Other
               Agreements.

          (i) During any period following a change in control of the Corporation that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accordance with paragraphs 4(i) and 4(vi) hereof. Thereafter, your benefits shall be determined in accordance with the Plans then in effect.

         (ii) If your employment shall be terminated for Cause following a change in control of the Corporation, the Corporation or the Companies shall pay you your salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you. Thereupon the Corporation and the Companies shall have no further obligations to you under this Agreement.

        (iii) Subject to Section 8 hereof, if, within thirty-six (36) months after a change in control of the Corporation, as defined in Section 3 above, shall have occurred, your employment by the Corporation or the Companies shall be terminated (a) by the Corporation or the Companies other than for Cause, Disability or Retirement or (b) by you for Good Reason, then the Corporation shall pay or cause the Companies to pay to you, no later than the fifth day following the Date of Termination, without regard to any contrary provisions of any Plan, the following:

          (A) your salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you (including amounts which previously had been deferred at your request); and

          (B) as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, an amount in cash equal to 2.99 times your "annualized includible compensation for the base period" (as defined in Section 280G(d)(1) of the Internal Revenue Code of 1986 (the "Code")).

         (iv) If, within thirty-six (36) months after a change in control of the Corporation, as defined in Section 3 above, shall have occurred, your employment by the Corporation or the Companies shall be terminated (a) by the Corporation or the Companies other than for Cause, Disability or Retirement or
(b) by you for Good Reason, then the Corporation shall maintain or cause the Companies to maintain in full force and effect, for the continued benefit of you and your dependents for a period terminating on the earliest of (a) three years after the Date of Termination, (b) the commencement date of equivalent benefits from a new employer or (c) your attainment of age 65, all insured and self-insured employee welfare benefit Plans in which you were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such Plans (and any applicable funding media) and you continue to pay an amount equal to your regular contribution under such plans for such participation. If, at the end of three years after the Termination Date, you have not reached your sixty-fifth birthday and you have not previously received or are not then receiving equivalent benefits from a new employer, the Corporation shall arrange, or cause the Companies to arrange, at its sole cost and expense, to enable you to convert your and your dependents' coverage under such Plans to individual policies or programs upon the same terms as employees of the Corporation and the Companies may apply for such conversions. In the event that your participation in any such Plan is barred, the Corporation shall arrange, or cause the Companies to arrange, at its sole cost and expense, to have issued for the benefit of you and your dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which you otherwise would have been entitled to receive under such Plans pursuant to this paragraph (iv) or, if such insurance is not available at a reasonable cost to the Corporation or the Companies, the Corporation shall provide, or cause the Companies to otherwise provide, you and your dependents with equivalent benefits (on an after-tax basis). You shall not be required to pay any premiums or other charges in an amount greater than that which you would have paid in order to participate in such Plans.

          (v) In addition, if within thirty-six (36) months after a change in control of the Corporation, as defined in Section 3 above, shall have occurred, your employment by the Corporation or the Companies shall be terminated (a) by the Corporation or the Companies other than for Cause, Disability or Retirement or (b) by you for Good Reason, then, if you have completed 15 "Years of Service", as defined in the Allegheny Power System Supplemental Executive Retirement Plan (the "SERP"), the Corporation shall pay you the benefits you would have been entitled to under the SERP. Such payments shall (1) be in the amount that would have been paid under the SERP,
(2) commence at the same time as the retirement benefits payable to you under the Allegheny Power System Retirement Plan (the "Retirement Plan"), and (3) be paid in such form as you shall elect from those available under the Retirement Plan (subject to adjustment, if paid in a form other than a life annuity, by using the actuarial equivalence factors of the Retirement Plan).

         (vi) Except as specifically provided in paragraph (iv) above, the amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the Corporation or the Companies by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

        (vii) In the event that you become entitled to the payments provided by Section 5(iii) hereof (the "Agreement Payments"), if any of the Agreement Payments will be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Company shall pay to you at the time specified in Subsection (viii) below an additional amount (the "Gross-up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income and employment taxes and Excise Tax upon the Gross-up Payment provided for by this subsection (vii), but before deduction for any federal, state or local income and employment taxes on the Agreement Payments, shall be equal to the sum of (a) the Total Payments and (b) an amount equal to the product of any deductions disallowed because of the inclusion of the Gross-up Payment in your adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made.

          For purposes of determining whether any of the Agreement Payments will be subject to the Excise Tax and the amount of such Excise Tax, (a) any other payments or benefits received or to be received by you in connection with a change in control of the Company or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of control of the Company or any person affiliated with the Company or such person) (which, together with the Agreement Payments, shall constitute the "Total Payments") shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax, (b) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Total Payments or (2) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (a), above), and (c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280(G)(d)(3) and (4) of the Code.

          For purposes of determining the amount of the Gross-up Payment, you shall be deemed to (x) pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up

Payment is to be made, (y) pay the applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (determined without regard to limitations on deductions based upon the amount of your adjusted gross income), and (z) have otherwise allowable deductions for federal income tax purposes at least equal to those disallowed because of the inclusion of the Gross-up Payment in your adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal and state and local income and excise taxes imposed on the portion of the Gross-up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess at the rate provided in Section 1274(b)(2)(B) of the Code) at the time that the amount of such excess is finally determined. You agree to cooperate, to the extent your expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

       (viii) The Gross-up Payment or portion thereof provided for in Subsection (vii) above shall be paid not later than the thirtieth day following payment of any amounts under section 5(iii); provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than the forty-fifth day after payment of any amounts under section 5(iii). In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

          6.  Successors; Binding Agreement.

          (i) The Corporation will seek, by written request at least five business days prior to the time a Person becomes a Successor (as hereinafter defined), to have such Person by agreement in form and substance satisfactory to you, assent to the fulfillment of the Corporation's obligations under this Agreement. Failure of such Person to furnish such assent by the later of (A) three business days prior to the time such Person becomes a Successor or (B) two business days after such Person receives a written request to so assent shall constitute Good Reason for termination by you of your employment if a change in control of the Corporation occurs or has occurred. For purposes of this Agreement, "Successor" shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Corporation's business directly, by merger or consolidation, or indirectly, by purchase of the Corporation's Voting Securities or otherwise.

         (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

        (iii) For purposes of this Agreement, the "Corporation" shall include any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Corporation ceases to exist.

          7. Fees and Expenses; Mitigation. (i) The Corporation shall reimburse, or cause the Companies to reimburse, you, on a current basis, for all reasonable legal fees and related expenses incurred by you in connection with the Agreement following a change in control of the Corporation, including, without limitation, (a) all such fees and expenses, if any, incurred in contesting or disputing any termination or your employment or incurred by you in seeking advice with respect to the matters set forth in
Section 8 hereof or (b) your seeking to obtain or enforce any right or benefit provided by this Agreement, in each case, regardless of whether or not your claim is upheld by a court of competent jurisdiction; provided, however, you shall be required to repay any such amounts to the Corporation to the extent that a court issues a final and non-appealable order setting forth the deter-mination that the position taken by you was frivolous or advanced by you in bad faith.

         (ii) You shall not be required to mitigate the amount of any payment the Corporation or the Companies becomes obligated to make to you in connection with this Agreement, by seeking other employment or otherwise.

          8. Taxes. All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

          9. Survival. The respective obligations of, and benefits afforded to, the Corporation and you as provided in Sections 5, 6(ii), 7, 8, 13 and 14 of this Agreement shall survive termination of this Agreement.

         10. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, in the case of the Corporation, to the address set forth on the first page of this Agreement or, in the case of the undersigned employee, to the address set forth below his signature, provided that all notices to the Corporation shall be directed to the attention of the Chairman of the Board or President of the Corporation, with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the Chairman of the Board or President of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland.

         12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Hagerstown, Maryland by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Corporation shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 13.

         14. Employee's Commitment. You agree that subsequent to your period of employment with the Corporation and the Companies, you will not at any time communicate or disclose to any unauthorized person, without the written consent of the Corporation, any proprietary processes of the Corporation, the Companies or any other subsidiary of the Corporation or other confidential information concerning their business, affairs, products, suppliers or customers which, if disclosed, would have a material adverse effect upon the business or operations of the Corporation, the Companies and its subsidiaries, taken as a whole; it being understood, however, that the obligations of this Section 14 shall not apply to the extent that the afore-said matters (a) are disclosed in circumstances where you are legally required to do so or (b) become generally known to and available for use by the public otherwise than by your wrongful act or omission.

         15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter which will then constitute our agreement on this subject.

                         Sincerely,



                         ALLEGHENY POWER SYSTEM, INC.



                         By
                            Name:  Klaus Bergman
                            Title: Chairman of the Board

Agreed to this     day
of           , 1996.




[EMPLOYEE NAME]
[ADDRESS]